SIERRA HEALTH SERVICES INC AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                   EXHIBIT 11


                                                                THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                              JUNE              JUNE             JUNE              JUNE
                                                              1997              1996             1997              1996



NET INCOME......................................           $10,561,000      $10,211,000        11,959,000       $20,375,000

EARNINGS PER COMMON SHARE.......................                  $.59             $.58              $.67             $1.15

Weighted Average Number
 of Common Shares Outstanding...................            17,970,000       17,706,000        17,909,000        17,667,000

     .......................................................................................................................

PRIMARY EARNINGS PER COMMON
 AND COMMON SHARE
 EQUIVALENTS....................................                  $.58             $.56              $.66             $1.12

Weighted Average Number of
 Common and Common
 Equivalent Shares Outstanding..................            18,242,000       18,203,000        18,200,000        18,175,000

     .......................................................................................................................

FULLY DILUTED EARNINGS PER
  COMMON AND COMMON SHARE
  EQUIVALENTS...................................                  $.58             $.56              $.65             $1.12

Weighted Average Number of Common
 and Common Equivalent Shares Outstanding
Assuming Full Dilution..........................            18,316,000       18,204,000        18,304,000        18,176,000


Note:    Common   Equivalent   Shares  represent  the  incremental   effect  of
          outstanding stock options and stock appreciation rights.